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                                                                  EXHIBIT (h)(7)

                        First Amendment to Transfer Agent
                               Servicing Agreement

WHEREAS, the Hotchkis and Wiley Funds ( the "Funds") and U.S. Bancorp Fund Services, LLC ("USBFS") entered into a transfer agent servicing agreement (the "Agreement") dated the 19th of October, 2001;

WHEREAS, the Funds and USBFS desire to amend the Agreement to reflect certain regulatory changes since the Agreement was initially executed as further detailed below:

NOW THEREFORE, the parties agree that the following paragraph u be added to the end of Section two (2) of the Agreement and the following sentence be added to the end of the paragraph of Section seven (7) of the Agreement:

     "u. Establish, maintain and monitor shareholder accounts consistent with the anti-money laundering rules and regulations applicable to mutual funds, including the USA PATRIOT Act of 2001, and provide to the Funds' Anti-Money Laundering Compliance Officer copies of its anti-money laundering procedures.'

     "Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof."

Dated this 24th day of July, 2002

Hotckis and Wiley Funds                     U.S. Bancorp Fund Services, LLC

By:  /s/ Nancy D. Celick                    By: /s/ Susan C. Weber
     ----------------------                    -------------------------------



Attest: /s/ Anna Marie Lopez                 Attest: /signature/
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